Exhibit 4.1

CHENIERE ENERGY PARTNERS, L.P.

as Partnership,

and

any Subsidiary Guarantors party hereto

and

THE BANK OF NEW YORK MELLON,

as Trustee

TENTH SUPPLEMENTAL INDENTURE

Dated as of July 10, 2025

to

Indenture dated as of September 18, 2017

5.550% Senior Notes due 2035

Exhibit A Form of Note

i

THIS TENTH SUPPLEMENTAL INDENTURE dated as of July 10, 2025 (this “Tenth Supplemental Indenture”), is among Cheniere Energy Partners, L.P., a Delaware limited partnership, as issuer (the “Partnership”), Cheniere Energy Investments, LLC, Sabine Pass LNG- GP, LLC, Sabine Pass LNG, L.P., Sabine Pass Tug Services, LLC, Cheniere Creole Trail Pipeline, L.P. and Cheniere Pipeline GP Interests, LLC, as subsidiary guarantors (collectively, the “Subsidiary Guarantors”), and The Bank of New York Mellon, as trustee (the “Trustee”).

RECITALS:

WHEREAS, the Partnership and the Subsidiary Guarantors have executed and delivered to the Trustee an Indenture, dated as of September 18, 2017 (as amended, supplemented or otherwise modified prior to the date hereof, the “Base Indenture”, and as amended and supplemented by this Tenth Supplemental Indenture, the “Indenture”), providing for the issuance by the Partnership from time to time of its notes to be issued in one or more series unlimited as to principal amount, including the issuance of the Initial Notes (as defined below);

WHEREAS, the Partnership has duly authorized and desires to cause to be established pursuant to the Base Indenture and this Tenth Supplemental Indenture a new series of notes;

WHEREAS, Sections 2.01 and 2.04 of the Base Indenture permit the execution of indentures supplemental thereto to establish the form and terms of notes of any series;

WHEREAS, pursuant to Section 9.01 of the Base Indenture, the Partnership has requested and hereby requests that the Trustee join in the execution of this Tenth Supplemental Indenture to establish the form and terms of the Notes (as defined below) and the Trustee is authorized to execute and deliver this Tenth Supplemental Indenture; and

WHEREAS, all things necessary have been done to make the Notes, when executed by the Partnership and authenticated and delivered hereunder and under the Base Indenture and duly issued by the Partnership, the valid obligations of the Partnership and the Subsidiary Guarantors, and to make this Tenth Supplemental Indenture a valid agreement of the Partnership and the Subsidiary Guarantors enforceable in accordance with its terms.

NOW, THEREFORE, in consideration of the premises, agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I

RELATION TO BASE INDENTURE; DEFINITIONS

Section 1.1 Relation to Base Indenture.

With respect to the Notes, this Tenth Supplemental Indenture constitutes an integral part of the Base Indenture.

Section 1.2 Generally.

The rules of interpretation set forth in the Base Indenture shall be applied hereto as if set forth in full herein.

Section 1.3 Definition of Certain Terms.

Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Base Indenture.

ARTICLE II

AMENDMENTS TO THE BASE INDENTURE

Section 2.1 Amendments to the Base Indenture.

(a)	The Base Indenture is hereby amended to delete each of the following sections or clauses in their entirety and insert in lieu thereof the phrase “[Intentionally Omitted]”:

(i)	Section 4.02 “Maintenance of Office or Agency”;

(ii)	Section 4.08 “Change of Control”;

(iii)	Section 4.09 “Asset Sales”;

(iv)	Section 4.12 “Limitation on Transactions with Affiliates”;

(v)	clause (b) of Section 5.03 “Subsidiary Guarantors”;

(vi)	clauses (c), (f) and (j) of Section 6.01 “Events of Default”;

(vii)	clause (l) of Section 9.01 “Without Consent of Holders”;

(viii)	clause (b) of Section 10.04 “Release of Subsidiary Guarantors from Guarantee”;

(ix)	Section 10.05 “Reinstatement of Guarantees”; and

(x)	Article XI “Collateral and Security”.

(b)	Section 1.01 of the Base Indenture is hereby amended to:

(i)	delete the definition of “Credit Agreement” in its entirety and insert in place thereof the following:

““Credit Agreement” means the Credit and Guaranty Agreement, dated as of June 23, 2023, among the Partnership, the subsidiary guarantors party thereto from time to time, the lenders party thereto from time to time and MUFG Bank, Ltd., as administrative agent, as it may be amended, restated, supplemented or otherwise modified from time to time, or as it may be refinanced, replaced, refunded or renewed with other Indebtedness of the Partnership or any Subsidiary Guarantor.”

(ii)	delete the definition of “GAAP” in its entirety and insert in place thereof the following:

““GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis and set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time, but excluding the effect of ASC 842.”

(iii)	delete the definition of “Guarantee” in its entirety and insert in place thereof the following:

““Guarantee” means each guarantee of the Partnership’s obligations under the Indenture and the Notes by a Subsidiary of the Partnership in accordance with the provisions of this Indenture.”

(iv)	delete the definition of “Hedging Obligations” in its entirety and insert in place thereof the following:

““Hedging Obligation” of any Person means the obligations of such Person under (1) any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities, currencies, bonds, or indexes based on any of the foregoing, (2) any option, futures or forward contract traded on an exchange and (3) any other derivative agreement or other similar agreement or arrangement.”

(v)	delete the definition of “Lien” in its entirety and insert in place thereof the following:

““Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, regardless of whether filed, recorded or otherwise perfected under applicable law.”

(vi)	delete the definition of “Net Tangible Assets” in its entirety and insert in place thereof the following:

““Net Tangible Assets” means, at any date of determination, the total amount of consolidated assets of the Partnership and its Subsidiaries (excluding any derivative assets, but including, without limitation, any assets consisting of equity securities or equity interests in any other entity), after deducting therefrom:

(1)

all current liabilities (excluding (a) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than twelve months after the time as of which the amount thereof is being computed, (b) current maturities of long-term debt and (c) any current derivative liabilities); and

(2)	the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets;

all as prepared in accordance with GAAP and set forth, or on a pro forma basis would be set forth, on a consolidated balance sheet of the Partnership and its Subsidiaries for the Partnership’s most recently completed fiscal quarter for which financial statements are available.”

(vii)	delete the definition of “Officer” in its entirety and insert in place thereof the following:

““Officer” as applied to any Person, means any individual holding the position of chairman of the board, chief executive officer, president, executive vice president, vice president (or the equivalent thereof), chief financial officer, chief accounting officer, treasurer, assistant treasurer, secretary, assistant secretary or other named officer of such Person.”

(viii)	delete the definition of “Permitted Liens” in its entirety and insert in place thereof the following:

““Permitted Liens” means at any time:

(1)

any Lien existing on any property prior to the acquisition thereof by the Partnership or any Subsidiary Guarantor or existing on any property of any Person that becomes a Subsidiary Guarantor after the Issue Date prior to the time such Person becomes a Subsidiary Guarantor; provided that (a) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary Guarantor, as the case may be, (b) such Lien shall not apply to any other property of the Partnership or any Subsidiary Guarantor and (c) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary Guarantor, as the case may be;

(2)	any Lien on any real or personal tangible property securing Purchase Money Indebtedness incurred by the Partnership or any Subsidiary Guarantor;

(3)	Liens securing the Notes or any Guarantee;

(4)

any Lien securing Indebtedness incurred in connection with extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refunding or replacements), in whole or in part, of Indebtedness secured by Liens referred to in clauses (1), (2) or (3) above; provided, however, that (a) any such extension, renewal, refinancing, refunding or replacement Lien shall be limited to the property or assets (including replacements or proceeds thereof) covered by the Lien extended, renewed, refinanced, refunded or replaced and (b) the Indebtedness secured by any such extension, renewal, refinancing, refunding or replacement Lien shall be in an amount not greater than the amount of the obligations secured by the Lien (or, if greater, the committed amount) extended, renewed, refinanced, refunded or replaced and any fees and expenses of the Partnership or the Subsidiary Guarantors (including any premium) incurred in connection with such extension, renewal, refinancing, refunding or replacement;

(5)	Liens securing Hedging Obligations and letters of credit entered into in the ordinary course of business;

(6)

Liens for taxes not delinquent or being contested in good faith and by appropriate proceedings in relation to which appropriate reserves are maintained and Liens for customs duties that have been deferred in accordance with the laws of any applicable jurisdiction; and

(7)

Liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and Liens which secure a judgment or other court-ordered award or settlement as to which the Partnership or the applicable Subsidiary has not exhausted its appellate rights.”

(ix)	delete the definition of “Principal Property” in its entirety and insert in place thereof the following:

““Principal Property” means any building, structure or other facility (together with the land on which it is erected and fixtures comprising a part thereof) owned by the Partnership or any Subsidiary Guarantor and used primarily for processing, storage or distribution, in each case located within the United States, that has a book value on the date of which the determination is being made, without deduction of any depreciation reserves, exceeding 2% of Net Tangible Assets, other than any such facility (or portion thereof) that the Partnership reasonably determines is not material to the business of the Partnership and its Subsidiaries, taken as a whole.”

(x)	delete the definition of “Project Finance Subsidiary” in its entirety and insert in place thereof the following:

““Project Finance Subsidiary” means (1) SPL and (2) any special purpose Subsidiary of the Partnership that (a) the Partnership designates as a “Project Finance Subsidiary” by written notice to the Trustee and is formed for the sole purpose of (x) developing, financing and operating the infrastructure and capital projects of such Subsidiary or (y) owning or financing any such Subsidiary described in clause (x), (b) has no Indebtedness other than Non-Recourse Indebtedness, (c) is a Person with respect to which neither the Partnership nor any of the Subsidiary Guarantors has any direct or indirect obligation to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results and (d) has not guaranteed or otherwise directly provided credit support for any Indebtedness of the Partnership or any of the Subsidiary Guarantors.”

(xi)	delete the definition of “Purchase Money Indebtedness” in its entirety and insert in place thereof the following:

““Purchase Money Indebtedness” of any Person means any Indebtedness of such Person to any seller or other Person, that is incurred to finance the acquisition, construction, installation or improvement of any real or personal tangible property used or useful in the business of such Person and its Subsidiaries and that is incurred concurrently with, or within one year following, such acquisition, construction, installation or improvement.”

(xii)	delete the definition of “Subordinated Indebtedness” in its entirety and insert in place thereof the following:

““Subordinated Indebtedness” means Indebtedness of the Partnership or a Subsidiary Guarantor that is contractually subordinated in right of payment (by its terms or the terms of any document or instrument relating thereto), to the Notes or the Guarantee of such Subsidiary Guarantor, as applicable.”

(xiii)	delete the definition of “Subsidiary Guarantor” in its entirety and insert in place thereof the following:

““Subsidiary Guarantor” means each Subsidiary of the Partnership that guarantees the Notes pursuant to the terms of this Indenture but only so long as such Subsidiary is a guarantor with respect to the Notes on the terms provided for in this Indenture.”

(xiv)	insert the following definitions, all in appropriate alphabetical order:

““Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Partnership or any Subsidiary Guarantor.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Partnership or any Subsidiary Guarantor and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Partnership or any Subsidiary Guarantor.

“Net Short” means, with respect to a Holder or beneficial owner of Notes, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of (x) the value of its Notes, plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to the Partnership or any Subsidiary Guarantor immediately prior to such date of determination.

“Permitted Holder” means (1) CEI or any of its Subsidiaries and (2) any beneficial owner (as such term is used in Section 13(d) of the Exchange Act) of more than 20% of the Partnership limited partner interests as of the Issue Date and any of their respective Affiliates.

“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Partnership or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holders in connection with its investment in the Note.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Partnership or any Subsidiary Guarantor and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Partnership or any Subsidiary Guarantor.”

(c)	The first three paragraphs of Section 2.04 of the Base Indenture are hereby deleted in their entirety and replaced with the following:

“At least one Officer of the Partnership (or, in the case the Partnership is a limited partnership, the General Partner, acting on behalf of the Partnership) shall sign the Notes on behalf of the Partnership by manual, “pdf” or other electronically imaged signature.

If an Officer of the Partnership (or, in the case the Partnership is a limited partnership, the General Partner, acting on behalf of the Partnership) whose signature is on a Note no longer holds that office at the time the Note is authenticated, the Note shall be valid nevertheless.

A Note shall not be entitled to any benefit under this Indenture or the related Guarantees or be valid or obligatory for any purpose until authenticated by the manual, “pdf” or other electronically imaged signature of an authorized signatory of the Trustee, which signature shall be conclusive evidence that the Note has been authenticated under this Indenture. Notwithstanding the foregoing, if any Note has been authenticated and delivered hereunder but never issued and sold by the Partnership, and the Partnership delivers such Note to the Trustee for cancellation as provided in Section 2.13, together with a written statement (which need not comply with Section 12.05 and need not be accompanied by an Opinion of Counsel) stating that such Note has never been issued and sold by the Partnership, for all purposes of this Indenture such Note shall be deemed never to have been authenticated and delivered hereunder and shall never be entitled to the benefits of this Indenture or the related Guarantees.”

(d)	Section 3.03 of the Base Indenture is hereby deleted in its entirety and replaced with the following:

“If the Partnership elects to redeem Notes of any series pursuant to this Indenture, it shall notify the Trustee of the Redemption Date and the principal amount of Notes of such series to be redeemed. The Partnership shall so notify the Trustee at least two days before notice of redemption shall be given to Holders of Notes pursuant to Section 3.05 hereof (unless a shorter notice shall be satisfactory to the Trustee) by delivering to the Trustee an Officer’s Certificate stating that such redemption will comply with the provisions of this Indenture and of the Notes of such series. Any such notice may be canceled at any time prior to the mailing of such notice of such redemption to any Holder and shall thereupon be void and of no effect.”

(e)	Section 4.03(a) through (c) of the Base Indenture are hereby deleted in their entirety and replaced with the following:

“(a)

So long as any of the Notes are outstanding, the Partnership will file with the Trustee, within 15 days after it files the same with the SEC, copies of the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that the Partnership is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b)

If the Partnership is not subject to the requirements of such Section 13 or 15(d), the Partnership shall file with the Trustee, within 15 days after it would have been required to file the same with the SEC, financial statements (including any notes thereto (and with respect to annual reports, an auditors’ report by a firm of established national reputation)) and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” both comparable to that which the Partnership would have been required to include in such annual reports, information, documents or other reports if the Partnership had been subject to the requirements of Section 13 or 15(d) of the Exchange Act.

(c)

Any reports, information or documents filed with the SEC pursuant to its Electronic Data Gathering, Analysis and Retrieval system (EDGAR) (or successor thereto) shall be deemed filed with the Trustee as required by this Section 4.03.”

(f)	Section 4.10 of the Base Indenture is hereby deleted in its entirety and replaced with the following:

“The Partnership shall not, nor shall it permit any Subsidiary Guarantor to, create, assume or incur any Lien (other than any Permitted Lien) upon any Principal Property, whether owned on the date hereof or thereafter acquired, to secure any Indebtedness of the Partnership or a Subsidiary Guarantor if, after giving pro forma effect to such creation, assumption or incurrence and the application of the proceeds of such Indebtedness, the outstanding principal amount of all such Indebtedness (other than the Notes and any other series of debt securities issued under this Indenture) secured by a Lien on any Principal Property, together with all Attributable Indebtedness from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by Section 4.11(a)(1) through (3)), is in excess of the greater of $2.5 billion and 15.0% of Net Tangible Assets, unless, contemporaneously with the creation, assumption or incurrence of such Lien, all of the outstanding Notes are secured equally and ratably with, or prior to, such Indebtedness so long as such Indebtedness is so secured.

With respect to any Lien securing any Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness means any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.”

(g)	Section 4.11(b) of the Base Indenture is hereby deleted in its entirety and replaced with the following:

“Notwithstanding the foregoing, the Partnership may, and may permit any Subsidiary Guarantor to, effect any Sale-Leaseback Transaction that is not permitted by Section 4.11(a)(1) through (3); provided that the Attributable Indebtedness from such Sale-Leaseback Transaction, together with the aggregate amount of outstanding Indebtedness secured by Liens on Principal Properties (other than Permitted Liens), does not exceed the greater of (x) $2.5 billion and (y) 15.0% of Net Tangible Assets.”

(h)	Section 5.01(a) and (b) of the Base Indenture are hereby deleted in their entirety and replaced with the following:

“(a)

The Partnership may not (A) consolidate or merge with or into another Person (regardless of whether the Partnership is the surviving Person) or (B) directly or indirectly sell, lease, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person, unless:

(1)

the Person formed by or resulting from any such consolidation or merger or to which such assets have been sold, leased, assigned, transferred, conveyed or otherwise disposed of (the “Successor Company”) is the Partnership or expressly assumes by Supplemental Indenture all of the Partnership’s obligations under this Indenture and the Notes;

(2)	the Successor Company is organized under the laws of the United States, any state or commonwealth within the United States or the District of Columbia; and

(3)	immediately after giving effect to the transaction, no Default or Event of Default has occurred and is continuing.

(b)

If the Partnership sells, assigns, transfers or otherwise disposes of all or substantially all of its assets, it shall be released from all obligations under this Indenture and the Notes except that no such release will occur in the case of a lease of all or substantially all of its assets.”

(i)	Section 5.03 of the Base Indenture is hereby deleted in its entirety and replaced with the following:

“(a)

Subject to the provisions of Section 10.04 governing the release of a Guarantee, no Subsidiary Guarantor will, and the Partnership will not permit any Subsidiary Guarantor to, (x) consolidate or merge with or into another Person (regardless of whether such Subsidiary Guarantor is the surviving Person) or (y) directly or indirectly sell, lease, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; unless:

(1)

the Person formed by or resulting from any such consolidation or merger or to which such assets have been sold, leased, assigned, transferred, conveyed or otherwise disposed of (the “Successor Person”) is the Subsidiary Guarantor or expressly assumes by Supplemental Indenture all of the Subsidiary Guarantor’s obligations under this Indenture and the Guarantee;

(2)	the Successor Person is organized under the laws of the United States, any state or commonwealth within the United States or the District of Columbia; and

(3)	immediately after giving effect to the transaction no Default or Event of Default has occurred and is continuing.

(b)	[Intentionally Omitted]

(c)

If the Subsidiary Guarantor sells, assigns, transfers, conveys or otherwise disposes all or substantially all of its assets, it will be released from all obligations under this Indenture and its Guarantee, except that no such release will occur in the case of a lease of all or substantially all of its assets. Notwithstanding the foregoing, this Section 5.03 will not apply to:

(1)	a merger or consolidation of a Subsidiary Guarantor with an Affiliate solely for the purpose of organizing such Subsidiary Guarantor in another jurisdiction within the United States of America; or

(2)	any merger or consolidation, or any sale, lease, assignment, transfer, conveyance or other disposition of assets between or among the Partnership and the Subsidiary Guarantors.”

(j)	Section 6.01 of the Base Indenture is hereby deleted in its entirety and replaced with the following:

“Unless either inapplicable to a particular series of Notes or specifically deleted or modified in or pursuant to the Supplemental Indenture or Board Resolution establishing such series of Notes or in the form of Note for such series, each of the following events will be events of default under this Indenture (each, an “Event of Default”):

(a)	default for 30 days in the payment when due of interest on the Notes;

(b)	default in the payment of principal on the Notes when due and payable at their stated maturity, upon redemption, by declaration upon required repurchase or otherwise;

(c)	[Intentionally Omitted];

(d)

failure by the Partnership to comply with the provisions of this Indenture applicable to the Notes for 60 days after written notice of default given by the Trustee or the Holders of at least 33 1/3% in aggregate principal amount of the outstanding Notes;

(e)

default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Partnership or any Subsidiary other than a Project Finance Subsidiary (or the payment of which is guaranteed by the Partnership or any of its Subsidiaries other than a Project Finance Subsidiary) if that default both (A) is caused by a failure to pay principal of or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) and (B) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $500.0 million or more;

(f)	[Intentionally Omitted];

(g)	the Partnership or any Subsidiary Guarantor, pursuant to or within the meaning of Bankruptcy Law:

(1)	commences a voluntary case;

(2)	consents to the entry of an order for relief against it in an involuntary case;

(3)	consents to the appointment of a Bankruptcy Custodian of it or for all or substantially all of its property;

(4)	makes a general assignment for the benefit of its creditors; or

(5)	generally is not paying its debts as they become due;”

(h)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1)	is for relief against the Partnership or any Subsidiary Guarantor in an involuntary case;

(2)	appoints a Bankruptcy Custodian of the Partnership or any Subsidiary Guarantor or for all or substantially all of the property of the Partnership or any Subsidiary Guarantor; or

(3)	orders the liquidation of the Partnership or any Subsidiary Guarantor;

and the order or decree remains unstayed and in effect for 90 consecutive days;

(i)

except as permitted by this Indenture, any Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, denies or disaffirms the obligations of such Subsidiary Guarantor under its Guarantee; and

(j)	[Intentionally Omitted].

The Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default unless written notice of any Default or Event of Default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee from the Partnership or any Holder, and such notice references the Notes and this Indenture.

Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (each a “Directing Holder”) must be accompanied by a written representation from each such Holder delivered to the Partnership and the Trustee that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that have represented to such Holder that they are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each

Directing Holder is deemed, at the time of providing a Noteholder Direction, to have covenanted to provide the Partnership with such other information as the Partnership may reasonably request from time to time in order to verify the accuracy of such Directing Holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominee, any Position Representation or information provided pursuant to a Verification Covenant required hereunder shall be provided by the beneficial owners of the Notes in lieu of DTC or its nominee, and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee.

If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Partnership determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officer’s Certificate stating that the Partnership has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to the Default relating to such Event of Default shall be automatically stayed and the cure period with respect to such Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Partnership provides to the Trustee an Officer’s Certificate stating a court of competent jurisdiction has determined that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default; provided, however, that, notwithstanding the foregoing, any indemnity or security provided by the Directing Holders to the Trustee shall not thereby be invalidated and such obligations shall continue to survive.

Notwithstanding anything in the preceding two paragraphs to the contrary, any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default described in Section 6.01(g) or (h) shall not require compliance with the foregoing paragraphs.

For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Noteholder Direction delivered to it, Position Representations, Verification Covenants, Officer’s Certificate or other documents delivered to it pursuant to the foregoing paragraphs or in accordance with the Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise and shall have no liability for ceasing to take any action or stating any remedy.

The Trustee shall have no liability to the Partnership, any Holder or any other Person in acting in good faith on a Noteholder Direction or to determine whether any Holder has delivered a Position Representation or satisfied any Verification Covenant.

With their acquisition of the Notes, each Holder consents to the delivery of its Position Representation by the Trustee to the Partnership in accordance with the terms of this Section 6.01. Each Holder waives any and all claims, in law and/or in equity, against the Trustee and agrees not to commence any legal proceeding against the Trustee in respect of, and agrees that the Trustee will not be liable for, any action that the Trustee takes in accordance with this Section 6.01, or arising out of or in connection with following instructions.

The Partnership waives any and all claims, in law and/or in equity, against the Trustee, and agrees not to commence any legal proceeding against the Trustee in respect of, and agrees that the Trustee will not be liable for any action that the Trustee takes in accordance with this Section 6.01, or arising out of or in connection with following instructions.

For the avoidance of doubt, the Trustee will treat all holders equally with respect to their rights under this Section 6.01. In connection with the requisite percentages required under this Section 6.01, the Trustee shall also treat all outstanding notes equally irrespective of any Position Representation in determining whether the requisite percentage has been obtained with respect to the initial delivery of the Noteholder Direction.

The Partnership hereby confirms that any and all other actions that the Trustee takes or omits to take under this Section 6.01 and all fees, costs and expenses of the Trustee and its agents and counsel arising hereunder and in connection herewith shall be covered by the Partnership’s indemnification under Section 7.07.”

(k)	Section 6.02(a) and (b) of the Base Indenture are hereby deleted in their entirety and replaced with the following:

“(a)

An Event of Default for a series of Notes will not necessarily constitute an Event of Default for any other series of Notes issued under this Indenture. Further, an event of default under other Indebtedness of the Partnership or its Subsidiaries will not constitute a Default or an Event of Default for the Notes.

(b)

If an Event of Default (other than an Event of Default described in Section 6.01(g) or Section 6.01(h) with respect to the Partnership) occurs and is continuing, the Trustee by notice in writing to the Partnership, or the Holders of at least 33 1/3% in principal amount of the outstanding Notes by notice in writing to the Partnership and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of and accrued and unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest shall be due and payable immediately.”

(l)	Section 6.06(b) of the Base Indenture is hereby deleted in its entirety and replaced with the following:

“(b)	Holders of at least 33 1/3% in principal amount of the outstanding Notes have requested in writing that the Trustee pursue the remedy;”

(m)	Section 8.01(a) and (b) of the Base Indenture are hereby deleted in their entirety and replaced with the following:

“(a)

This Indenture shall cease to be of further effect with respect to the Notes of a series (except that the Partnership’s obligations under Section 7.07, the Trustee’s and Paying Agent’s obligations under Section 8.03 and the rights, powers, protections and privileges accorded the Trustee under Article VII shall survive), and the Trustee and the Subsidiary Guarantors, on demand of the Partnership, shall execute proper instruments acknowledging the satisfaction and discharge of this Indenture with respect to the Notes of such series, when:

(1)	either:

(i)

all outstanding Notes of such series theretofore authenticated and issued (other than destroyed, lost or stolen Notes that have been replaced or paid) have been delivered to the Trustee for cancellation; or

(ii)	all outstanding Notes of such series not theretofore delivered to the Trustee for cancellation:

(1)	have become due and payable; or

(2)	will become due and payable at their Stated Maturity within one year; or

(3)

are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Partnership;

and, in the case of clause (1), (2) or (3) above, the Partnership or a Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee as funds (immediately available to the Holders in the case of clause (1)) in trust for such purpose (x) cash in an amount, or (y) Government Obligations, maturing as to principal and interest at such times and in such amounts as will ensure the availability of cash in an amount or (z) a combination thereof, which will be sufficient, without reinvestment, to pay and discharge the entire indebtedness on the Notes of such series for principal and interest to the date of such deposit (in the case of Notes which have become due and payable) or for principal and interest to the Stated Maturity or Redemption Date, as the case may be; or

(iii)

the Partnership and the Subsidiary Guarantors have properly fulfilled such other means of satisfaction and discharge as is specified, as contemplated by Section 2.01, to be applicable to the Notes of such series;

(2)	the Partnership or a Subsidiary Guarantor has paid or caused to be paid all other sums payable by them hereunder with respect to the Notes of such series; and

(3)

the Partnership has delivered to the Trustee an Officer’s Certificate stating that all conditions precedent to satisfaction and discharge of this Indenture with respect to the Notes of such series have been complied with, together with an Opinion of Counsel to the same effect.

(b)

Unless this Section 8.01(b) is specified as not being applicable to Notes of a series as contemplated by Section 2.01, the Partnership may, at its option, terminate certain of its and the Subsidiary Guarantors’ respective obligations under this Indenture (“covenant defeasance”) with respect to the Notes of a series if:

(1)

the Partnership or a Subsidiary Guarantor has irrevocably deposited or caused to be irrevocably deposited with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for and dedicated solely to the benefit of the Holders of Notes of such series, (A) money in the currency in which payment of the Notes of such series is to be made in an amount, or (B) Government Obligations with respect to such series, maturing as to principal and interest at such times and in such amounts as will ensure the availability of money in the currency in which payment of the Notes of such series is to be made in an amount or (C) a combination thereof, that is sufficient, without reinvestment, to pay the principal of and interest on all Notes of such series on each date that such principal or interest is due and payable and (at the Stated Maturity thereof or upon redemption as provided in Section 8.01(e)) to pay all other sums payable by it hereunder; provided that the Trustee shall have been irrevocably instructed to apply such money and/or the proceeds of such Government Obligations to the payment of said principal and interest with respect to the Notes of such series as the same shall become due;

(2)

the Partnership has delivered to the Trustee an Officer’s Certificate stating that all conditions precedent to satisfaction and discharge of this Indenture with respect to the Notes of such series have been complied with, and an Opinion of Counsel to the same effect;

(3)	no Default or Event of Default with respect to the Notes of such series shall have occurred and be continuing on the date of such deposit;

(4)

the Partnership shall have delivered to the Trustee an Opinion of Counsel from a nationally recognized counsel acceptable to the Trustee or a tax ruling to the effect that the Holders will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of the Partnership’s exercise of its option under this Section 8.01(b) and will be subject to U.S. Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised;

(5)

the Partnership and the Subsidiary Guarantors have complied with any additional conditions specified pursuant to Section 2.01 to be applicable to the discharge of Notes of such series pursuant to this Section 8.01; and

(6)	such deposit and discharge shall not cause the Trustee to have a conflicting interest as defined in TIA Section 310(b).

Upon the Partnership’s exercise of the option applicable to this Section 8.01(b), the Partnership and each of the Subsidiary Guarantors will, subject to the satisfaction of the conditions set forth in this Section 8.01(b), be released from each of their obligations under the covenants contained in Sections 4.03, 4.05, 4.08, 4.09, 4.10, 4.11 and 4.12 hereof, and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, covenant defeasance means that, with respect to the outstanding Notes and Guarantees, the Partnership and the Subsidiary Guarantors may fail to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such failure to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Guarantees will be unaffected thereby. In addition, upon the Partnership’s exercise of the option applicable to this Section 8.01(b), subject to the satisfaction of the conditions set forth in this Section 8.01(b), any Event of Default pursuant to Sections 6.01(d), 6.01(g) and 6.01(h) will no longer constitute an Event of Default.

After such irrevocable deposit made pursuant to this Section 8.01(b) and satisfaction of the other conditions set forth herein, the Trustee upon request shall acknowledge in writing the discharge of the Partnership’s and the Subsidiary Guarantors’ obligations under this Indenture with respect to the Notes of such series except for those surviving obligations specified above.

In order to have money available on a payment date to pay principal of or interest on the Notes, the Government Obligations shall be payable as to principal or interest on or before such payment date in such amounts as will provide the necessary money. Government Obligations shall not be callable at the issuer’s option.”

(n)	The first paragraph of Section 9.01 of the Base Indenture is hereby deleted in its entirety and replaced with the following:

“The Partnership and the Trustee may amend or supplement this Indenture or the Notes or waive any provision hereof or thereof without the consent of any Holder:

(a)	to cure any ambiguity, omission, defect or inconsistency;

(b)	to provide for the assumption by a successor of the Obligations of the Partnership or any Subsidiary Guarantor under this Indenture and the Notes;

(c)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(d)	to establish any Guarantee or to reflect the release of any Subsidiary Guarantor from obligations in respect of its Guarantee, in either case, as provided in this Indenture;

(e)	to secure the Notes or any Guarantee;

(f)	to comply with the requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(g)

to add to the covenants of the Partnership or any Subsidiary Guarantor for the benefit of the Holders of all or any series of Notes (and if such covenants are to be for the benefit of less than all series of Notes, stating that such covenants are expressly being included solely for the benefit of such series), or to surrender any right or power herein conferred upon the Partnership or any Subsidiary Guarantor;

(h)

to add any additional Events of Default with respect to all or any series of Notes (and, if any Event of Default is applicable to less than all series of Notes, specifying the series to which such Event of Default is applicable);

(i)	to make any change that does not adversely affect the rights under this Indenture of any Holder of Notes in any material respect (as determined in good faith by any Officer of the Partnership);

(j)

to conform the text of this Indenture or the Notes to any provision of the Description of Notes to the extent that such provision of the Description of Notes was intended to be a verbatim recitation of a provision of this Indenture, the Guarantees or the Notes;

(k)	to provide for the issuance of Additional Notes under this Indenture;

(l)	[Intentionally Omitted];

(m)	to provide for a successor Trustee in accordance with the provisions of this Indenture;

(n)

to supplement any of the provisions of this Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of Notes; provided, however, that any such action does not adversely affect the interest of the Holders of Notes of such series or any other series of Notes in any respect; or

(o)	to establish the form or terms of Notes of any series as permitted by Section 2.01.”

(o)	Section 10.04 of the Base Indenture is hereby deleted in its entirety and replaced with the following:

“(a)	A Subsidiary Guarantor will be unconditionally released from its Guarantee:

(1)

automatically upon any direct or indirect sale, transfer or other disposition, whether by way of merger or otherwise, to any Person that is not a Subsidiary of the Partnership, of (a) all of the Capital Stock of such Subsidiary Guarantor or (b) all or substantially all the assets of such Subsidiary Guarantor, in each case, if such sale, transfer or other disposition, is made in compliance with the applicable provisions of this Indenture;

(2)

upon the liquidation or dissolution of such Subsidiary Guarantor or the merger of such Subsidiary Guarantor into the Partnership or another Subsidiary Guarantor; provided that such merger is made in compliance with the applicable provisions of this Indenture;

(3)

following delivery by the Partnership to the Trustee of an Officer’s Certificate to the effect that such Subsidiary Guarantor has been released from its guarantee of the Partnership’s obligations under the Credit Agreement; or

(4)	upon legal or covenant defeasance or satisfaction and discharge of this Indenture with respect to the Notes as provided in Article VIII.

(b)	[Intentionally Omitted]

(c)

The Trustee shall deliver an appropriate instrument evidencing any release of a Subsidiary Guarantor from the Guarantee upon receipt of a written request of the Partnership accompanied by an Officer’s Certificate and an Opinion of Counsel that the Subsidiary Guarantor is entitled to such release in accordance with the provisions of this Indenture. Any Subsidiary Guarantor not so released remains liable for the full amount of principal of and interest on the Notes entitled to the benefits of such Guarantee as provided in this Indenture, subject to the limitations of Section 10.03.”

(p)	Section 10.07 of the Base Indenture is hereby deleted in its entirety and replaced with the following:

“If at any time following the Issue Date, any Subsidiary of the Partnership guarantees any Indebtedness under the Credit Agreement, then within 60 days after such time, the Partnership shall cause such Subsidiary to execute and deliver to the Trustee a Supplemental Indenture for Additional Guarantors pursuant to which such Subsidiary shall become a Subsidiary Guarantor under this Article X and shall guarantee all Obligations of the Partnership with respect to the Notes on the terms provided for in this Indenture.”

(q)	Section 12.02 of the Base Indenture is hereby amended by deleting “Facsimile No.:412-234-8377” from the address of the Trustee.

(r)

Any definitions used exclusively in the provisions of the Base Indenture that are deleted pursuant to this Article II, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Base Indenture, and all references in the Base Indenture to any sections or clauses set forth in Section 2.1(a) hereof, any and all obligations thereunder and any Event of Default related solely to such sections, are hereby deleted throughout the Base Indenture.

ARTICLE III

GENERAL TERMS OF THE NOTES

Section 3.1 Form.

The Notes and the Trustee’s certificate of authentication included therein shall be substantially in the form set forth on Exhibit A hereto, which is hereby incorporated into this Tenth Supplemental Indenture. The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Tenth Supplemental Indenture and to the extent applicable, the Partnership, the Subsidiary Guarantors and the Trustee, by their execution and delivery of this Tenth Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

The Notes shall be issued upon original issuance in whole in the form of one or more Global Notes. Each Global Note shall represent such of the outstanding Notes as shall be specified therein and shall provide that it shall represent the aggregate amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.

The Partnership initially appoints The Depository Trust Company to act as Depositary with respect to the Global Notes.

Section 3.2 Title, Amount and Payment of Principal and Interest.

(a)

The Notes shall be entitled the “5.550% Senior Notes due 2035.” The Trustee shall authenticate and deliver (i) the Notes for original issue on the date hereof (the “Initial Notes”) in the aggregate principal amount of $1,000,000,000, and (ii) additional Notes (the “Additional Notes”) for original issue from time to time after the date hereof in such principal amounts as may be specified in a Partnership Order described in this paragraph, which will be part of the same series as the Initial Notes and which will have the same terms (except for the issue date, issue price and, in some cases, the initial interest accrual date and the first Interest Payment Date), in each case upon a Partnership Order for the authentication and delivery thereof and satisfaction of the other provisions of Section 2.04 of the Base Indenture (as amended by Section 2.1(c) hereof). Such order shall specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, and the name or names of the initial Holder or Holders. The aggregate principal amount of Notes that may be outstanding at any time may not exceed $1,000,000,000 plus such additional principal amounts as may be issued and authenticated pursuant to clause (ii) of this paragraph (except as provided in Section 2.09 of the Indenture). The Initial Notes and any Additional Notes issued and authenticated pursuant to clause (ii) of this paragraph shall constitute a single series of notes for all purposes under the Indenture (collectively, the “Notes”).

(b)

The principal amount of each Note shall be payable on October 30, 2035. Each Note shall bear interest from the date of original issuance, or the most recent date to which interest has been paid, at the fixed rate of 5.550% per annum. Interest on the Notes shall be payable on April 30 and October 30 of each year, commencing April 30, 2026 (each, an “Interest Payment Date”). The regular record date for interest payable on the Notes on any Interest Payment Date shall be April 15 or October 15, as the case may be, preceding such Interest Payment Date.

(c)

Payments of principal of, premium, if any, and interest due on the Notes representing Global Notes on any Interest Payment Date or at maturity will be made available to the Trustee by 10:00 a.m., New York City time, on such date, unless such date falls on a day which is not a Business Day, in which case such payments will be made available to the Trustee by 10:00 a.m., New York City time, on the next Business Day. As soon as possible thereafter, the Trustee will make such payments to the Depositary.

Section 3.3 Transfer and Exchange.

The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with Section 2.08 of the Base Indenture and the rules and procedures of the Depositary therefor, which shall include restrictions on transfer comparable to those set forth therein and herein to the extent required by the Securities Act of 1933, as amended.

ARTICLE IV

MISCELLANEOUS PROVISIONS

Section 4.1 Ratification of Base Indenture.

The Base Indenture, as supplemented by this Tenth Supplemental Indenture, is in all respects ratified and confirmed, and this Tenth Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 4.2 Trustee Not Responsible for Recitals.

The recitals contained herein and in the Notes, except with respect to the Trustee’s certificate of authentication, shall be taken as the statements of the Partnership, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity, adequacy or sufficiency of this Tenth Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Partnership of the Notes or of the proceeds thereof.

Section 4.3 Table of Contents, Headings, etc.

The table of contents and headings of the Articles and Sections of this Tenth Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

Section 4.4 Counterpart Originals.

This Tenth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Tenth Supplemental Indenture and of signature pages that are executed by manual signatures that are scanned, photocopied or faxed or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign), in each case that is approved by the Trustee, shall constitute effective execution and delivery of this Tenth Supplemental Indenture for all purposes. Signatures of the parties hereto that are executed by manual signatures that are scanned, photocopied or faxed or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign), in each case that is approved by the Trustee, shall be deemed to be their original signatures for all purposes of this Tenth Supplemental Indenture as to the parties hereto and may be used in lieu of the original.

Anything in this Tenth Supplemental Indenture to the contrary notwithstanding, for the purposes of the transactions contemplated by this Tenth Supplemental Indenture and any document to be signed in connection with the Indentures or this Tenth Supplemental Indenture (including amendments, waivers, consents and other modifications, Officer’s Certificates, Partnership Orders and Opinions of Counsel and other issuance, authentication and delivery documents) or the transactions contemplated hereby may be signed by manual signatures that are scanned, photocopied or faxed or other electronic signatures created on an electronic platform (such as DocuSign) or by digital signature (such as Adobe Sign), in each case that is approved by the Trustee, and contract formations on electronic platforms approved by the Trustee, and the keeping of records in electronic form, are hereby authorized, and each shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as the case may be.

Section 4.5 Governing Law.

THIS TENTH SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 4.6 Trust Indenture Act Controls.

Upon registration of the Notes in accordance with the Registration Rights Agreement, if any provision of the Supplemental Indenture limits, qualifies, or conflicts with another provision that is required to be included in the Indenture by the TIA, the required provision shall control.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Tenth Supplemental Indenture to be duly executed as of the day and year first above written.

CHENIERE ENERGY PARTNERS, L.P.

By its general partner, CHENIERE ENERGY
PARTNERS GP, LLC

By:	/s/ Matthew Healey
Name: Matthew Healey
Title: Senior Vice President, Finance and Treasury

CHENIERE ENERGY INVESTMENTS, LLC

By:	/s/ Matthew Healey
Name: Matthew Healey
Title: Senior Vice President, Finance and Treasury

SABINE PASS LNG-GP, LLC

By:	/s/ Matthew Healey
Name: Matthew Healey
Title: Senior Vice President, Finance and Treasury

SABINE PASS LNG, L.P.

By its general partner, SABINE PASS LNG-GP, LLC

By:	/s/ Matthew Healey
Name: Matthew Healey
Title: Senior Vice President, Finance and Treasury

SABINE PASS TUG SERVICES, LLC

By:	/s/ Matthew Healey
Name: Matthew Healey
Title: Senior Vice President, Finance and Treasury

Signature Page to Tenth Supplemental Indenture

CHENIERE PIPELINE GP INTERESTS, LLC

By:	/s/ Matthew Healey
Name: Matthew Healey
Title: Senior Vice President, Finance and Treasury

CHENIERE CREOLE TRAIL PIPELINE, L.P.

By:	/s/ Matthew Healey
Name: Matthew Healey
Title: Senior Vice President, Finance and Treasury

Signature Page to Tenth Supplemental Indenture

IN WITNESS WHEREOF, the parties hereto have caused this Tenth Supplemental Indenture to be duly executed as of the day and year first above written.

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Melissa Matthews
Name: Melissa Matthews
Title: Vice President

Signature Page to Tenth Supplemental Indenture

Exhibit A

FORM OF NOTE

[FACE OF NOTE]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

No. __________	$__________

CUSIP: [16411Q AV3]1 [U16353 AJ0]2

ISIN: [US16411Q AV32]3 [USU16353 AJ01]4

CHENIERE ENERGY PARTNERS, L.P.

5.550% Senior Notes due 2035

CHENIERE ENERGY PARTNERS, L.P., a Delaware limited partnership (the “Partnership,” which term includes any successor under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co.5 or its registered assigns, the principal sum of [    ] U.S. dollars ($[    ]), [or such greater or lesser principal sum as is shown on the attached Schedule of Increases and Decreases in Global Note,]6 on October 30, 2035 in such coin and currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest thereon at an annual rate of 5.550% payable on April 30 and October 30 of each year, to the person in whose name the Note is registered at the close of business on the record date for such interest, which shall be the preceding April 15 and October 15, respectively, payable commencing on April 30, 2026 with interest accruing from July 10, 2025, or the most recent date to which interest shall have been paid.

Reference is made to the further provisions of this Note set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

The statements in the legends set forth in this Note are an integral part of the terms of this Note and by acceptance hereof the Holder of this Note agrees to be subject to, and bound by, the terms and provisions set forth in each such legend.

This Note is issued in respect of a series of Notes of an initial aggregate principal amount of $1,000,000,000 designated as the 5.550% Senior Notes due 2035 of the Partnership (the “5.550% Series Notes”) and is governed by the Indenture, dated as of September 18, 2017 (as amended, supplemented or otherwise modified prior to the date hereof, the “Base Indenture”), duly executed and delivered by the Partnership, as issuer, the subsidiary guarantors party thereto and The Bank of New York Mellon, as trustee (the “Trustee”), and as amended and supplemented by the Tenth Supplemental Indenture, dated as of July 10, 2025, duly executed by the Partnership, the Subsidiary Guarantors party thereto and the Trustee (the “Tenth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). The terms of the Indenture are incorporated herein by reference. This Note shall in all respects be entitled to the same benefits as Definitive Notes under the Indenture.

[1]	Include in a Rule 144A Note.
[2]	Include in a Regulation S Note.
[3]	Include in a Rule 144A Note.
[4]	Include in a Regulation S Note.
[5]	Include in a Global Note.
[6]	Include in a Global Note.

Exhibit A-1

Upon registration of the Notes in accordance with the applicable registration rights agreement, if and to the extent any provision of the Indenture limits, qualifies or conflicts with any other provision of the Indenture that is required to be included in the Indenture or is deemed applicable to the Indenture by virtue of the provisions of the Trust Indenture Act of 1939, as amended (the “TIA”), such required provision shall control.

This Note shall not be valid or become obligatory for any purpose until the Trustee’s Certificate of Authentication hereon shall have been manually signed by the Trustee under the Indenture.

Exhibit A-2

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed by its sole General Partner.

Dated:

CHENIERE ENERGY PARTNERS, L.P.

By its general partner, CHENIERE ENERGY PARTNERS GP, LLC

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION:

This is one of the debt securities of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON,

as Trustee

By:
Authorized Signatory

Exhibit A-3

[REVERSE OF NOTE]

This Note is one of a duly authorized series of the 5.550% Series Notes hereinafter specified, all issued or to be issued under and pursuant to the Indenture, to which Indenture reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Partnership and the Holders of the 5.550% Series Notes.

i.	Interest.

The Partnership promises to pay interest in cash on the principal amount of this Note at the rate of 5.550% per annum until maturity and shall pay the Additional Interest, if any, payable pursuant to Section 6 of the Registration Rights Agreement referred to below.

The Partnership will pay interest and Additional Interest, if any, semi-annually in arrears on April 30 and October 30 of each year, or if such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”), commencing April 30, 2026. Interest on the 5.550% Series Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid on the Notes, from July 10, 2025. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Partnership shall pay interest (including post-petition interest in any proceeding under any applicable bankruptcy laws) on overdue installments of interest (without regard to any applicable grace period) and on overdue principal and premium, if any, from time to time on demand at the same rate per annum, in each case to the extent lawful.

ii.	Method of Payment.

The Partnership shall pay interest on the 5.550% Series Notes (except Defaulted Interest) and Additional Interest, if any, to the persons who are the registered Holders at the close of business on April 15 and October 15, as applicable, immediately preceding the Interest Payment Date (each, a “Record Date”). Any such interest not so punctually paid or duly provided for (“Defaulted Interest”) may be paid to the persons who are registered Holders at the close of business on a special record date for the payment of such Defaulted Interest, or in any other lawful manner not inconsistent with the requirements of any securities exchange on which such 5.550% Series Notes may then be listed if such manner of payment shall be deemed practicable by the Trustee, as more fully provided in the Indenture. The Partnership shall pay principal, premium, if any, and interest and Additional Interest, if any, in such coin or currency of the United States of America as at the time of payment shall be legal tender for payment of public and private debts. Payments in respect of a Global Note (including principal, premium, if any, interest and Additional Interest) will be made by wire transfer of immediately available funds to the accounts specified by the Depositary. Payments in respect of 5.550% Series Notes in definitive form (including principal, premium, if any, and interest) will be made at the office or agency of the Partnership maintained for such purpose, which initially will be at the office of the Paying Agent and Registrar, or, at the option of the Partnership, payment of interest or Additional Interest may be made by check mailed to the Holders on the relevant Record Date at their addresses set forth in the register of Holders maintained by the Registrar or at the option of the Holder, payment of interest on 5.550% Series Notes in definitive form will be made by wire transfer of immediately available funds to any account maintained in the United States, provided such Holder has requested such method of payment and provided timely wire transfer instructions to the Paying Agent. The Holder must surrender this Note to a Paying Agent to collect payment of principal.

iii.	Paying Agent and Registrar.

Initially, The Bank of New York Mellon will act as Paying Agent and Registrar. The Partnership may change any Paying Agent or Registrar at any time upon notice to the Trustee and the Holders. The Partnership may act as Paying Agent.

Exhibit A-4

iv.	Indenture.

This Note is one of a duly authorized issue of Notes of the Partnership issued and to be issued in one or more series under the Indenture.

Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein. The terms of the 5.550% Series Notes include those stated in the Base Indenture, those made part of the Indenture by reference to the TIA, as in effect on the date of the Base Indenture, and those terms stated in the Tenth Supplemental Indenture. The 5.550% Series Notes are subject to all such terms (including the Guarantees set forth in Article X of the Indenture), and Holders of 5.550% Series Notes are referred to the Base Indenture, the Tenth Supplemental Indenture and the TIA for a statement of them. The 5.550% Series Notes are limited to an initial aggregate principal amount of $1,000,000,000; provided, however, that the authorized aggregate principal amount of such series may be increased from time to time as provided in the Tenth Supplemental Indenture.

v.	Redemption.

At any time or from time to time prior to April 30, 2035 (the “Par Call Date”), the Partnership may, at its option, redeem all or a part of the 5.550% Series Notes, upon not less than 10 nor more than 60 days’ prior notice, at a redemption price equal to the Make-Whole Price.

Except pursuant to the preceding paragraph, the 5.550% Series Notes will not be redeemable at the Partnership’s option prior to the Par Call Date. The Partnership is not prohibited, however, from acquiring the 5.550% Series Notes in market transactions by means other than a redemption, whether pursuant to a tender offer or otherwise.

On and after the Par Call Date, the Partnership may on any one or more occasions redeem all or a part of the 5.550% Series Notes upon not less than 10 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest, if any, to (but not including) the applicable redemption date.

Subject to any condition specified, 5.550% Series Notes called for redemption become due on the redemption date. Notices of redemption will be mailed, or delivered electronically if the 5.550% Series Notes are held at DTC, at least 10 but not more than 60 days before the redemption date to each Holder of the 5.550% Series Notes to be redeemed at its registered address. The notice of redemption for the 5.550% Series Notes will state, among other things, the amount of 5.550% Series Notes to be redeemed, the redemption date, the method of calculating the redemption price and each place that payment will be made upon presentation and surrender of 5.550% Series Notes to be redeemed. Unless the Partnership defaults in payment of the redemption price, interest will cease to accrue on any 5.550% Series Notes that have been called for redemption on the redemption date.

If an optional redemption date is on or after a Record Date and on or before the related Interest Payment Date, accrued and unpaid interest on the Notes to be redeemed will be paid to the Person in whose name the Note is registered at the close of business on such Record Date, and no additional interest will be payable to Holders whose Notes are subject to redemption.

In addition, any redemption pursuant to this paragraph 5 may, at the Partnership’s discretion, be subject to one or more conditions precedent. If such redemption is subject to the satisfaction of one or more conditions precedent, the related notice shall describe each such condition, and if applicable, shall state that, in the Partnership’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied or waived (including to a date later than 60 days after the date on which such notice was mailed or delivered electronically), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the redemption date, or by the redemption date as so delayed, or such notice may be rescinded at any time in the Partnership’s discretion if in the good faith judgment of the Partnership any or all of such conditions will not be satisfied or waived.

Exhibit A-5

For purposes of determining the redemption price, the following definitions are applicable:

“Make-Whole Price,” with respect to any Notes to be redeemed, means an amount equal to the greater of:

(1)	100% of the principal amount of such Notes; and

(2)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the redemption date, plus, in either case, accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Partnership in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Partnership after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Partnership shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the redemption date, H.15 TCM is no longer published, the Partnership shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the third Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Partnership shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Partnership shall select from among these two or more United States Treasury securities the United

Exhibit A-6

States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

vi.	Denominations; Transfer; Exchange.

The 5.550% Series Notes are to be issued in registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. A Holder may register the transfer of, or exchange, 5.550% Series Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

vii.	Person Deemed Owners.

The registered Holder of a Note may be treated as the owner of it for all purposes.

viii.	Amendment; Supplement; Waiver.

Subject to certain exceptions, the Indenture may be amended or supplemented, and any existing Event of Default or compliance with any provision may be waived, with the consent of the Holders of a majority in principal amount of the outstanding Debt Securities of each series affected. Without consent of any Holder of a Note, the parties thereto may amend or supplement the Indenture to, among other things, cure any ambiguity or omission, to correct any defect or inconsistency, or to make any other change that does not adversely affect the rights of any Holder of a Note. Any such consent or waiver by the Holder of this Note (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Note and any 5.550% Series Notes which may be issued in exchange or substitution herefor, irrespective of whether or not any notation thereof is made upon this Note or such other 5.550% Series Notes.

ix.	Additional Rights of Holders of Restricted Global Notes and Restricted Definitive Notes.

In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes will have all the rights set forth in the Registration Rights Agreement dated as of July 10, 2025, between the Partnership and the other parties named on the signature pages thereof or, in the case of Additional Notes, Holders of Restricted Global Notes and Restricted Definitive Notes will have the rights set forth in one or more registration rights agreements, if any, among the Partnership, the Subsidiary Guarantors, if any, and the other parties thereto, relating to rights given by the Partnership and the Subsidiary Guarantors, if any, to the purchasers of any Additional Notes (collectively, the “Registration Rights Agreement”). By such Holders’ acceptance of Restricted Global Notes or Restricted Definitive Notes, such Holder acknowledges and agrees to the provisions of the Registration Rights Agreement, including without limitation the obligations of the Holders with respect to indemnification of the Partnership and the Subsidiary Guarantors to the extent provided therein.

x.	Defaults and Remedies.

Certain events of bankruptcy or insolvency are Events of Default that will result in the principal amount of the 5.550% Series Notes, together with premium, if any, and accrued and unpaid interest thereon, becoming due and payable immediately upon the occurrence of such Events of Default. If any other Event of Default with respect to the 5.550% Series Notes occurs and is continuing, then in every such case the Trustee or the Holders of not less than 33 1/3% in aggregate principal amount of the 5.550% Series Notes then outstanding may declare the principal amount of all the 5.550% Series Notes, together with premium,

Exhibit A-7

if any, and accrued and unpaid interest thereon, to be due and payable immediately in the manner and with the effect provided in the Indenture. Notwithstanding the preceding sentence, however, if at any time after such a declaration of acceleration has been made, the Holders of a majority in principal amount of the outstanding 5.550% Series Notes, by written notice to the Trustee, may rescind such declaration and annul its consequences if the rescission would not conflict with any judgment or decree of a court already rendered and if all Events of Default with respect to the 5.550% Series Notes, other than the nonpayment of the principal, premium, if any, or interest which has become due solely by such declaration acceleration, shall have been cured or shall have been waived. No such rescission shall affect any subsequent default or shall impair any right consequent thereon. Holders of 5.550% Series Notes may not enforce the Indenture or the 5.550% Series Notes except as provided in the Indenture. The Trustee may require indemnity or security satisfactory to it before it enforces the Indenture or the 5.550% Series Notes. Subject to certain limitations, Holders of a majority in aggregate principal amount of the 5.550% Series Notes then outstanding may direct the Trustee in its exercise of any trust or power.

xi.	Trustee Dealings with Partnership.

The Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Partnership or its Affiliates, and may otherwise deal with the Partnership or its Affiliates as if it were not the Trustee.

xii.	Authentication.

This Note shall not be valid until the certificate of authentication on the other side of this Note is authenticated by the manual, “pdf’ or other electronically imaged signature of the Trustee.

xiii.	Abbreviations and Defined Terms.

Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as: TEN COM (tenant in common), TEN ENT (tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (Custodian), and U/G/M/A (Uniform Gifts to Minors Act).

xiv.	CUSIP Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Partnership has caused CUSIP numbers to be printed on the 5.550% Series Notes as a convenience to the Holders of the 5.550% Series Notes. No representation is made as to the accuracy of such number as printed on the 5.550% Series Notes and reliance may be placed only on the other identification numbers printed hereon.

xv.	Absolute Obligation.

No reference herein to the Indenture and no provision of this Note or the Indenture shall alter or impair the obligation of the Partnership, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note in the manner, at the respective times, at the rate and in the coin or currency herein prescribed.

xvi.	No Recourse.

No director, officer, employee, limited partner or shareholder, as such, of the Partnership or the General Partner shall have any personal liability in respect of the obligations of the Partnership under the 5.550% Series Notes, the Indenture or any Guarantee by reason of his, her or its status. Each Holder by accepting the 5.550% Series Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the 5.550% Series Notes.

Exhibit A-8

xvii.	Governing Law.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Exhibit A-9

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to: _________________________________________________________________________

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint ________________________________________________________________________________________

to transfer this Note on the books of the Partnership. The agent may substitute another to act for him.

Date: _______________

Your Signature: __________________________________
(Sign exactly as your name appears on the face of this Note)

Exhibit A-10

SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

Exhibit A-11